[NAME OF EXECUTIVE]

RESTRICTED STOCK AGREEMENT

This Agreement is between                                          (the “Executive”) and Host Marriott Corporation (“Company”), a Maryland corporation, and governs an award made to the Executive pursuant to the 1997 Host Marriott Corporation and Host Marriott, L.P. Comprehensive Stock and Cash Incentive Plan, as amended (the “Plan”). The Company and the Executive agree as follows:

1. Restricted Stock Award. The Company has awarded the Executive shares of Company Restricted Stock for the period 2003 – 2005 (the “Long-Term Incentive Award”) subject to:

(i)	General Restrictions (the “Time-Based Award”);

(ii)	Earnings-Based Performance Restrictions (the “Earnings-Based Award”); and

(iii)	Total Shareholder Return Performance Restrictions (the “Shareholder Return Performance Award”).

The total shares available under the Long-Term Incentive Award are                      shares. These shares are allocated as follows: The Time-Based Award equals                      shares; the Earnings-Based Award equals                      shares; and the Shareholder Return Performance Award equals                     .

2. Time-Based Award. The Time-Based Award may vest in three (3) annual installments as follows: (i)                      shares on December 31, 2003; (ii)                      shares on December 31, 2004; and (iii)                      shares on December 31, 2005. Each installment shall vest, and all restrictions shall be removed on each installment, provided that (i) during the applicable twelve (12) month period preceding the vesting date the Executive has continued in the Company’s employment, or (ii) as otherwise provided in Section 9 of this Agreement. The shares shall be released by the Company as soon as practicable for the Compensation Policy Committee of the Board of Directors (the “Compensation Policy Committee”) to meet after the end of the year, or otherwise in accordance with Section 9.

[Name of Executive]

2003 Restricted Stock Agreement

3. Earnings-Based Award. The Earnings-Based Award may vest in three (3) annual installments as follows: (i)                      shares for the period January 1, 2003 to December 31, 2003; (ii)                      shares for the period January 1, 2004 to December 31, 2004; and (iii)                      shares for the period January 1, 2005 to December 31, 2005. Vesting and release of any shares of the Earnings-Based Award for a particular calendar year shall be based on the Company’s performance as compared to a target Funds From Operations (“FFO”) per share for that calendar year, which target FFO per share shall be set by the Compensation Policy Committee. Shares of the Earnings-Based Award in a calendar year shall vest and any restrictions shall be released based on the following (with vesting and release between the percentile points being pro rata):

Percentage of Budget	Vesting of Earnings- Based Award
<90%	0%
90%	40%
100%	60% (target)
110%	100%

Shares of the Earnings-Based Award that do not vest in each of the calendar years ending December 31, 2003, 2004 and 2005 will be carried over for assessment to the end of 2005 and may vest and be released based on satisfaction of Cumulative Performance, as described in this Agreement. Unless otherwise released pursuant to Section 9 of this Agreement, the shares of the Earning-Based Award for a particular calendar year shall vest and be released as soon as it is practicable for the Compensation Policy Committee to assess such calendar year’s performance.

4. Shareholder Return Performance Award. For purposes of the Shareholder Return Performance Award in each of years ended December 31, 2003, 2004 and 2005, the starting price of Company stock shall be the average of the high and the low trading prices of Company common stock on the trading days occurring on the last sixty (60) calendar days of the prior calendar year, respectively, and the closing price shall be the average of the high and low trading prices of Company stock on the trading days occurring on the last sixty (60) calendar days of each year, respectively.

[Name of Executive]

2003 Restricted Stock Agreement

5. Vesting of Shareholder Return Performance Award. The Shareholder Return Performance Award may vest in three (3) annual installments as follows: (i)                      shares for the period January 1, 2003 to December 31, 2003; (ii)                      shares for the period January 1, 2004 to December 31, 2004; and (iii)                      shares for the period January 1, 2005 to December 31, 2005. Vesting and release of restrictions on any shares of the Shareholder Return Performance Award shall be based on the Company’s performance as compared to a target total return (including both stock price and dividends) to the Company’s shareholders. Vesting and release of the restrictions on the shares will occur at the following levels (with vesting and release between the percentile points being pro rata):

Total Shareholder Return	% Share Vesting
<10%	0%
10%	30%
12%	60% (target)
16%	100%

Shareholder Return Performance Shares that do not vest in 2003, 2004 or 2005 will be carried over for assessment to the end of 2005, and may vest and be released based on satisfaction of Cumulative Performance, as described in this Agreement. Unless otherwise released pursuant to Section 9 of this Agreement, the shares of the Shareholder Return Performance Award for a particular calendar year shall vest and be released as soon as it is practicable for the Compensation Policy Committee to assess such calendar year’s performance.

6. Cumulative Performance. Shares of the Earnings-Based Award and Shareholder Return Performance Award that do not vest in calendar years 2003, 2004 or 2005 may vest upon satisfaction of a cumulative performance (“Cumulative Performance”) criterion. The cumulative performance target shall be a total cumulative return over the three years equal to sixteen percent (16%). The vesting and release of shares subject to Cumulative Performance shall only occur if the full (100%) Cumulative Performance target is satisfied.

7. Restricted Stock Account. The full number of shares represented by the Long-Term Incentive Award has been deposited in restricted stock account or accounts for the Executive at the Company’s transfer agent. The Company reserves the right at its sole discretion to change the financial institution in which the shares are deposited. These shares are nontransferable and otherwise subject to the Plan until the restrictions are removed based on achievement of the applicable conditions to removal of the restrictions or as otherwise permitted by the Compensation Policy Committee.

[Name of Executive]

2003 Restricted Stock Agreement

8. Voting Rights and Dividends. The Executive has the right to vote the full number of shares represented by the Long-Term Incentive Award, except to the extent shares are forfeited.

The Executive shall not be paid any dividends with respect to the Long-Term Incentive Award until the Executive has become vested in the shares. At the time of vesting, the Executive shall receive the aggregate dividends (without interest) that the Executive would have received if the Executive had owned all the shares in which the Executive had vested for the period beginning on the date of grant of those shares, and ending on the date of vesting. No dividends shall be paid to the Executive with respect to any shares represented by the Long-Term Incentive Award that are forfeited by the Executive.

In the event any or all of the shares represented by the Long-Term Incentive Award are split, or combined, or in any other manner changed, modified or amended, or the Company is recapitalized, restructured, or reorganized, the Executive shall receive such number of new shares or equivalent equity interest and value so that the value of any remaining shares of restricted stock under this Agreement is not diminished or adversely affected in any manner.

9. Termination Policy. This Agreement is not an employment contract. This Agreement is, however, a contract creating enforceable rights between the Company (and any successor) and the Executive regarding the Long-Term Incentive Award. This Agreement is subject to the “Host Marriott Corporation Severance Plan for Executives” (the “Severance Plan”), attached hereto as Exhibit A. During the period covered by the Long-Term Incentive Award, if the Executive’s employment with the Company is terminated for Cause or by the Executive without Good Reason, then all unvested and unreleased shares represented by the Long-Term Incentive Award shall be forfeited. During the period covered by the Long-Term Incentive Award, if the Executive’s employment with the Company is terminated without Cause or by the Executive with Good Reason not following a Change in Control, then one year of the Time-Based Award, one year of the Earnings-Based Award at target level and one year of the Shareholder Return Performance Award at target level shall vest and all restrictions shall be removed. During the period covered by the Long-Term Incentive Award, if the Executive’s employment with the Company is terminated by (i) reason of the Executive’s death, (ii) Disability, (iii) the Company without Cause following a Change in Control or (iv) the Executive with Good Reason following a Change in Control, then all shares represented by the Long-Term Incentive Award shall vest and all restrictions shall be removed. The terms “Cause”, “Good Reason”, “Change in Control”, and “Disability” as used in this Section 9 shall have the meaning ascribed to them in the Severance Plan, attached hereto as Exhibit A.

10. Other Long-Term Incentive Awards. The Executive understands and agrees that this Long-Term Incentive Award is granted in lieu of any other awards of long-term incentives or supplemental long-term incentives of stock options and deferred bonus stock awards for the period 2003 – 2005, and that the Executive is not entitled to receive any additional stock options award,

[Name of Executive]

2003 Restricted Stock Agreement

deferred bonus stock awards or additional restricted stock award during that period (other than awards granted and still in effect prior to January 31, 2003). The Compensation Policy Committee reserves the right to make additional long-term incentive awards to individuals in cases where it believes doing so is in the best interests of the Company and its shareholders.

11. The Plan. The awards made by the Compensation Policy Committee and described in this Agreement are made in accordance with and subject to the Plan. In the opinion of the Compensation Policy Committee and the Company, the terms of this Agreement are in full accordance with the Plan. In the event of any potential conflict between any term of this Agreement and the Plan, the Plan shall be amended pursuant to the authority of the Committee under paragraph 9.1 of the Plan to allow compliance by the Company with the terms of this Agreement.

12. Modifications to the Agreement. This Agreement represents the full and complete understanding between the Executive and the Company and this Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties. This Agreement shall only be modified by the express written agreement of the parties.

13. Governing Law. This Agreement shall be governed by the law of the State of Maryland without regard to choice of law or conflict of law rules.

14. Designation of Beneficiary. The Executive may designate a beneficiary in the space provided at the end of this Agreement.

15. Taxation. The Executive understands that upon removal of restrictions on any of the shares represented by the Long-Term Incentive Award, a taxable event will occur and Executive will be responsible for payment of taxes due. The Committee may condition the delivery of any shares or any other benefits under this Agreement on the satisfaction of applicable withholding requirements. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Executive, through the surrender of shares of common stock of the Company that the Executive already owns, or through the surrender of shares to which the Executive is otherwise entitled under the Plan.

[Name of Executive]

2003 Restricted Stock Agreement

Accepted by the Executive:	For the Company:

[Name]	Christopher J. Nassetta

Date:	Date:

Beneficiary:

Relationship: